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                                                                    EXHIBIT 11.1

                            PAYLESS SHOESOURCE, INC.
                      COMPUTATION OF NET EARNINGS PER SHARE

                                     May 5,     April 29,
(Thousands, except per share)        2001         2000
                                    -------     --------
Basic Computation:

Net earnings                        $29,650     $25,467
Weighted average common
 shares outstanding                  22,164      28,449
                                    -------     -------

Basic earnings per share            $  1.34     $  0.90
                                    =======     =======

Diluted Computation:

Net earnings                        $29,650     $25,467

Weighted average common
 shares outstanding                  22,164      28,449

Net effect of dilutive stock
  options based on the treasury
  stock method                          631         107
                                    -------     -------

Outstanding shares for diluted
  earnings per share                 22,795      28,556
                                    =======     =======


Diluted earnings per share          $  1.30     $  0.89
                                    =======     =======


Note: Basic earnings per share is computed by dividing net earnings by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share includes the effect of conversions of options.